Exhibit 99.1

Kimco Realty Announces Second Quarter 2019 Results

Portfolio Occupancy Matches All-Time High Level

Updates 2019 Outlook

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--July 25, 2019--Kimco Realty Corp. (NYSE:KIM) today reported results for its second quarter ended June 30, 2019. For the three months ended June 30, 2019 and 2018, net income available to the company’s common shareholders was $0.20 per diluted share and $0.36 per diluted share, respectively.

Second Quarter Highlights:

  Increased pro-rata occupancy to a record-tying 96.2%.
  Generated new leasing spreads of 37.0%, representing the 22nd consecutive quarter in which spreads on new leases increased by double digits.
  Grew same-property net operating income (“NOI”) by 2.5% during the second quarter compared to the same period in 2018.
  Sold three properties and one land parcel totaling 875,000 square feet for $103.7 million. Kimco’s share was $65.8 million.

“With our pro-rata occupancy at an all-time high, impressive spreads on new leases and positive same-property NOI, our strong operating results continue to reflect the successful execution of our 2020 Vision strategy, along with the quality, strength and resiliency of our portfolio,” said Conor Flynn, Kimco’s Chief Executive Officer. “We also remain focused on our value-creation initiatives designed to drive long-term cash flow growth for our shareholders. An excellent example is the success we’re seeing at Phase One of Pentagon Centre, where in just one month, we’re seeing strong demand that has enabled us to lease over 45 percent of the residential units, well exceeding our expectations.”

Financial Results

Net income available to the company’s common shareholders for the second quarter of 2019 was $86.5 million, or $0.20 per diluted share, compared to $150.9 million, or $0.36 per diluted share, for the second quarter of 2018. The change was primarily due to the sale of over $1.0 billion of properties since 2018 through the first six months of 2019. The result of the sales was $70.4 million of lower gains on sale of properties, net of impairments, partially offset by $10.0 million of lower depreciation expense.

NAREIT Funds From Operations (“FFO”)* was $151.2 million, or $0.36 per diluted share, for the second quarter of 2019 compared to $158.6 million, or $0.38 per diluted share, for the second quarter of 2018. NAREIT FFO for the second quarter of 2019 included $1.0 million of transactional income (net of transactional charges) compared to $2.8 million in the second quarter of 2018.

FFO as adjusted available to common shareholders (“FFO as adjusted”)*, which excludes the effects of transactional income and charges, was $150.2 million, or $0.36 per diluted share, for the second quarter of 2019 compared to $155.7 million, or $0.37 per diluted share, for the second quarter of 2018.

*A reconciliation of net income available to the company’s common shareholders to NAREIT FFO, FFO as adjusted and same-property NOI is provided in the tables accompanying this press release.

Operating Results

  Pro-rata occupancy ended the second quarter at 96.2%, representing a 20-basis-point sequential increase and an expansion of 20 basis points over the same period in 2018.
  Pro-rata anchor occupancy ended the second quarter at 98.2%, representing a 40-basis-point sequential increase and a year-over-year expansion of 10 basis points.
  Pro-rata small shop occupancy ended the second quarter at 90.5%, representing a 30-basis-point increase year-over-year and a sequential decrease of 10 basis points. Second quarter 2019 small shop occupancy includes a 20-basis-point reduction from the vacancy of 18 Payless, Inc. stores.
  Pro-rata rental-rate leasing spreads increased 7.9% during the second quarter 2019, with rental rates for new leases up 37.0% and renewals/options up 4.1%.
  Generated 2.5% growth in same-property NOI for the second quarter of 2019 over the comparable period in 2018 driven by a 3.0% increase in minimum rent.

Investment Activity

During the second quarter, the company sold three properties and one land parcel totaling 875,000 square feet for $103.7 million. Kimco’s share of the sales price was $65.8 million.

Year to date, the company’s dispositions included 12 properties and one land parcel, totaling 1.9 million square feet, for a gross sales price of $226.1 million. Kimco’s share of the sales price was $161.1 million. The blended cap rate for the property sales is in line with the company’s expected range of 7.25%-7.75%. Currently, the company has approximately $145.3 million of properties under contract expected to close during 2019. Kimco’s share of the sales would be $86.6 million.

2019 Full Year Guidance

The company is increasing its 2019 guidance range for Net Income and the operational assumption for Same-property NOI:

Guidance (per diluted share)	Current	Previous
Net income available to the company’s common shareholders:	$0.82 to $0.88	$0.77 to $0.82
NAREIT FFO* & FFO as adjusted*:	Unchanged	$1.44 to $1.48
* Reconciliations are provided for these forward-looking non-GAAP metrics (NAREIT FFO and FFO as adjusted) in the tables accompanying this press release.
Operational Assumptions (Kimco’s pro-rata share)	Current	Previous
Same-property NOI (excluding redevelopments):	2.00% to 2.70%	1.75% to 2.50%
Net dispositions:	Unchanged	$200 million to $300 million
Blended disposition cap rates:	Unchanged	7.25% to 7.75%
Combined redevelopment & development investment:	Unchanged	$275 million to $350 million

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.28 per common share, payable on October 15, 2019, to shareholders of record on October 2, 2019.

The board of directors also declared quarterly dividends with respect to each of the company’s Class I, Class J, Class K, Class L and Class M series of cumulative redeemable preferred shares. All dividends on the preferred shares will be paid on October 15, 2019, to shareholders of record on October 1, 2019.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, July 25, 2019, at 10:00 a.m. Eastern Daylight Time (EDT). The call will include a review of the company’s second quarter 2019 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 8735026).

A replay will be available through Friday, October 25, 2019, by dialing 1-877-344-7529 (Passcode: 10131592). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of June 30, 2019, the company owned interests in 428 U.S. shopping centers comprising 75 million square feet of leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (blog.kimcorealty.com) and social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2018, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	June 30,	December 31,
	2019	2018
Assets:
Real estate, net of accumulated depreciation and amortization of $2,426,924 and $2,385,287, respectively	$9,164,375	$9,250,519
Real estate under development	304,624	241,384
Investments in and advances to real estate joint ventures	584,983	570,922
Other real estate investments	191,834	192,123
Cash and cash equivalents	113,991	143,581
Accounts and notes receivable, net	182,369	184,528
Operating lease right-of-use assets, net	99,997	-
Other assets	398,730	416,043
Total assets	$11,040,903	$10,999,100

Liabilities:
Notes payable, net	$4,420,370	$4,381,456
Mortgages and construction loan payable, net	485,132	492,416
Dividends payable	130,460	130,262
Operating lease liabilities	93,233	-
Other liabilities	520,557	560,231
Total liabilities	5,649,752	5,564,365
Redeemable noncontrolling interests	23,690	23,682

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,996,240 shares; issued and outstanding (in series) 42,580 shares; Aggregate liquidation preference $1,064,500	43	43
Common stock, $.01 par value, authorized 750,000,000 shares; issued and outstanding 422,094,230 and 421,388,879 shares, respectively	4,221	4,214
Paid-in capital	6,125,572	6,117,254
Cumulative distributions in excess of net income	(835,934)	(787,707)
Total stockholders' equity	5,293,902	5,333,804
Noncontrolling interests	73,559	77,249
Total equity	5,367,461	5,411,053
Total liabilities and equity	$11,040,903	$10,999,100

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
Revenues
Revenues from rental properties, net	$280,710		$289,383		$571,344		$589,100
Management and other fee income	4,163		4,020		8,539		8,381
Total revenues	284,873		293,403		579,883		597,481
Operating expenses
Rent	(2,924)		(2,742)		(5,616)		(5,560)
Real estate taxes	(37,005)		(37,274)		(76,352)		(77,708)
Operating and maintenance	(43,217)		(41,325)		(84,113)		(84,656)
General and administrative	(22,633)		(24,029)		(48,464)		(46,427)
Provision for doubtful accounts	-		(1,051)		-		(3,182)
Impairment charges	(17,451)		(22,873)		(21,626)		(30,519)
Depreciation and amortization	(69,005)		(79,760)		(140,566)		(161,142)
Total operating expenses	(192,235)		(209,054)		(376,737)		(409,194)

Gain on sale of properties/change in control of interests	14,762		95,240		38,357		152,211
Operating income	107,400		179,589		241,503		340,498

Other income/(expense)
Other income, net	1,938		3,277		4,560		9,456
Interest expense	(44,097)		(46,434)		(88,492)		(96,377)
Income before income taxes, net, equity in income of joint ventures, net,
and equity in income from other real estate investments, net	65,241		136,432		157,571		253,577

Benefit/(provision) for income taxes, net	344		720		(286)		668
Equity in income of joint ventures, net	22,533		19,040		41,287		35,953
Equity in income of other real estate investments, net	13,269		9,617		19,493		19,593

Net income	101,387		165,809		218,065		309,791
Net income attributable to noncontrolling interests	(360)		(423)		(869)		(315)
Net income attributable to the Company	101,027		165,386		217,196		309,476
Preferred dividends	(14,534)		(14,534)		(29,068)		(29,123)
Net income available to the Company's common shareholders	$86,493		$150,852		$188,128		$280,353

Per common share:
Net income available to the Company: (2)
Basic	$0.20		$0.36		$0.45		$0.66
Diluted	$0.20	(1)	$0.36	(1)	$0.44	(1)	$0.66	(1)
Weighted average shares:
Basic	419,697		420,731		419,581		422,060
Diluted	420,646		421,928		420,798		423,236

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $0 and $282 for the three months ended June 30, 2019 and 2018, respectively. Adjusted for distributions on convertible units of $20 and $521 for the six months ended June 30, 2019 and 2018, respectively.

(2) Adjusted for earnings attributable from participating securities of ($660) and ($863) for the three months ended June 30, 2019 and 2018, respectively. Adjusted for earnings attributable from participating securities of ($1,285) and ($1,472) for the six months ended June 30, 2019 and 2018, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO and FFO as Adjusted Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018 (1)	2019	2018 (1)
Net income available to the Company's common shareholders	$86,493	$150,852	$188,128	$280,353
Gain on sale of properties/change in control of interests	(14,762)	(96,788)	(38,357)	(154,212)
Gain on sale of joint venture properties	(8,496)	(1,510)	(13,186)	(3,549)
Depreciation and amortization - real estate related	68,723	77,250	139,983	156,242
Depreciation and amortization - real estate jv's	10,115	11,611	20,276	20,895
Impairment charges	18,247	22,920	24,655	30,634
Profit participation from other real estate investments, net	(8,754)	(5,253)	(9,784)	(9,981)
(Gain)/loss on marketable securities	(71)	(24)	(1,574)	1,486
Noncontrolling interests (2)	(333)	(507)	(581)	(1,924)
Funds from operations available to the Company's common shareholders	151,162	158,551	309,560	319,944
Transactional income, net	(1,000)	(2,822)	(2,000)	(6,403)
Funds from operations available to the Company's common shareholders as adjusted	$150,162	$155,729	$307,560	$313,541

Weighted average shares outstanding for FFO calculations:
Basic	419,697	420,731	419,581	422,060
Units	835	935	825	927
Dilutive effect of equity awards	949	350	1,166	352
Diluted (3)	421,481	422,016	421,572	423,339

FFO per common share - basic	$0.36	$0.38	$0.74	$0.76
FFO per common share - diluted (3)	$0.36	$0.38	$0.74	$0.76
FFO as adjusted per common share - diluted (3)	$0.36	$0.37	$0.73	$0.74
(1) Certain amounts have been reclassified in order to conform with NAREIT's clarification guidance adopted January 1, 2019.
(2) Related to gains, impairments and depreciation on properties, where applicable.

(3) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $228 and $261 for the three months ended June 30, 2019 and 2018, respectively. Funds from operations would be increased by $446 and $525 for the six months ended June 30, 2019 and 2018, respectively.

Funds From Operations (“FFO”) is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. Effective January 1, 2019, the Company adopted the National Association of Real Estate Investment Trusts (“NAREIT”) Funds From Operations White Paper – 2018 Restatement ("FFO White Paper - 2018 Restatement") which clarifies, where necessary, existing guidance and consolidates alerts and policy bulletins into a single document for ease of use. NAREIT defines FFO as net income/(loss) available to the Company’s common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis. Included in the FFO White Paper - 2018 Restatement is an option for the Company to make an election to include or exclude gains and losses on the sale of assets and impairments of assets incidental to its main business in the calculation of FFO. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, the Company has elected to exclude gains/impairments on land parcels, gains/losses (realized or unrealized) from marketable securities and gains/impairments on preferred equity participations in NAREIT defined FFO.

The Company’s reconciliation of net income available to the Company’s common shareholders to FFO available to the Company’s common shareholders and FFO available to the Company’s common shareholders as adjusted, is reflected in the table above (in thousands, except per share data). In conjunction with the adoption of NAREIT’s FFO White Paper – 2018 Restatement, the Company has reclassified $6.7 million and $10.2 million from transactional income into FFO available to the Company’s common shareholders for the three and six months ended June 30, 2018, respectively, relating to incidental gains and losses on the sale of assets and mark-to-market changes in equity securities. This reclassification had no impact on FFO available to the Company’s common shareholders as adjusted for the three and six months ended June 30, 2018.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income available to the Company's common shareholders	$86,493	$150,852	$188,128	$280,353
Adjustments:
Management and other fee income	(4,163)	(4,020)	(8,539)	(8,381)
General and administrative	22,633	24,029	48,464	46,427
Impairment charges	17,451	22,873	21,626	30,519
Depreciation and amortization	69,005	79,760	140,566	161,142
Gain on sale of properties/change in control of interests	(14,762)	(95,240)	(38,357)	(152,211)
Interest and other expense, net	42,159	43,157	83,932	86,921
(Benefit)/Provision for income taxes, net	(344)	(720)	286	(668)
Equity in income of other real estate investments, net	(13,269)	(9,617)	(19,493)	(19,593)
Net income attributable to noncontrolling interests	360	423	869	315
Preferred dividends	14,534	14,534	29,068	29,123
Non same property net operating income	(17,757)	(33,914)	(45,067)	(70,367)
Non-operational expense from joint ventures, net	10,125	15,136	24,918	29,508
Same Property NOI	$212,465	$207,253	$426,401	$413,088

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Projected Range
	Full Year 2019
	Low	High

Diluted net income available to company's common shareholder per common share	$0.82	$0.88

Depreciation and amortization - real estate related	0.66	0.69

Depreciation and amortization - real estate joint ventures, net of noncontrolling interests	0.09	0.10

Gain on sale of properties/change in control of interests	(0.12)	(0.16)

Gain on sale of joint venture properties	(0.04)	(0.05)

Impairments charges	0.06	0.06

Profit participation from other real estate investments, net	(0.03)	(0.03)

Noncontrolling interests	-	(0.01)

FFO per diluted common share	$1.44	$1.48

Transactional (income)/expense, net	-	-

FFO as adjusted per diluted common share	$1.44	$1.48

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corp.
1-866-831-4297
dbujnicki@kimcorealty.com